Exhibit 99 (i)

Press Release

Dialysis Corporation of America
Announces $25 Million Credit Facility

Linthicum, Maryland, Wednesday, November 5, 2008 – Dialysis Corporation of America (NASDAQ-DCAI) announced today that it has amended its secured revolving credit facility with KeyBank National Association  to provide for up to $25,000,000 in financing. The three-year agreement provides for both base rate and LIBOR loans with interest rates to be based, respectively, upon either the bank’s base rate or the London InterBank Offered Rate (LIBOR), plus an applicable margin.

Dialysis Corporation of America’s President and CEO, Stephen Everett, commented, “As we go down the road of building our company through denovo development and select acquisitions, a concrete credit facility becomes critical. While we intend to further expand the credit line as opportunities warrant, we believe that we are in ideal shape to accomplish our goals for at least the next twelve to eighteen months. The confidence that the financial community has in our industry as a whole, and our company specifically, is underscored by the terms of this transaction.”

The company plans to use its new credit facility to support its continued rapid growth and for general business purposes.

Dialysis Corporation of America owns and operates freestanding kidney hemodialysis centers located in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, and Virginia, and provides in-hospital dialysis services on a contract basis to certain hospitals located in the those states.  The company provides patients with their choice of a full range of quality in-center, acute or at-home hemodialysis services.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated.  Those factors include, but are not limited to, increasing interest rates, the need for and availability of additional financing, satisfying the covenants and conditions of the credit facility, certain delays beyond the company’s control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company’s facilities can expand to provide profitability, the extensive regulation of dialysis operations, government rate determination for Medicare reimbursement, pricing pressure from private payors, and other risks detailed in the company’s filings with the Securities and Exchange Commission, particularly as described in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.

Other Dialysis Corporation of America press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the Securities and Exchange Commission are available on Dialysis Corporation of America’s internet home page: http://www.dialysiscorporation.com.

CONTACT: For additional information, you may contact Stephen Everett, President and CEO of Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone Number (410) 694-0500.